                              AMENDED AND RESTATED
                            STOCK PURCHASE AGREEMENT

                                 by and between

                              MEDAPHIS CORPORATION

                                       and

                                 NCO GROUP, INC.




                          dated as of October 15, 1998
                  as amended and restated on November 30, 1998

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----
      ARTICLE I
      PURCHASE AND SALE OF THE SHARES ......................................1
         Section 1.1   Purchase and Sale ...................................1
         Section 1.2   Consideration .......................................1
         Section 1.3   Closing .............................................2
         Section 1.4   Deliveries by Seller ................................2
         Section 1.5   Deliveries by Buyer .................................3
         Section 1.6   Closing Balance Sheet ...............................3
         Section 1.7   Post Closing Adjustment .............................3
         Section 1.8   Earn-Out Payment ....................................4

      ARTICLE II
      RELATED MATTERS ......................................................6
         Section 2.1   Use of Seller's Name and Logo .......................6
         Section 2.2   Books and Records of the Company ....................7
         Section 2.3   No Ongoing or Transition Services ...................7
         Section 2.4   Intercompany Accounts ...............................8
         Section 2.5   Distributions .......................................8
         Section 2.6   Service Contracts ...................................8
         Section 2.7   Long Distance Telephone Service .....................8
         Section 2.8   Certain Insurance Matters ...........................8
         Section 2.9   Certain Accounts Receivable .........................9

      ARTICLE III
      REPRESENTATIONS AND WARRANTIES OF SELLER .............................9
         Section 3.1   Organization ........................................9
         Section 3.2   Authorization .......................................9
         Section 3.3   Common Stock .......................................10
         Section 3.4   Ownership of the Common Stock ......................10
         Section 3.5   Consents and Approvals: No Violations ..............10
         Section 3.6   Financial Statements ...............................11
         Section 3.7   Absence of Undisclosed Liabilities .................11
         Section 3.8   Absence of Material Adverse and Other Changes ......11
         Section 3.9   Title, Ownership and Related Matters ...............11
         Section 3.10  Leases .............................................12
         Section 3.11  Intellectual Property ..............................13
         Section 3.12  Computer Software ..................................13
         Section 3.13  Litigation .........................................13
         Section 3.14  Compliance with Applicable Law .....................14

         Section 3.15  Certain Contracts and Arrangements .................14
         Section 3.16  Employee Benefit Plans: ERISA ......................14
         Section 3.17  Taxes ..............................................15
         Section 3.18  Certain Fees .......................................16
         Section 3.19  Operations Prior to and Including the Closing ......16
         Section 3.20  Debt Collection Licenses ...........................18
         Section 3.21  Employee Relations .................................18
         Section 3.22  Accounts Receivable ................................18
         Section 3.23  Suppliers and Customers ............................19
         Section 3.24  Insurance ..........................................19
         Section 3.25  Questionable Payments ..............................19
         Section 3.26  Full Disclosure ....................................19

      ARTICLE IV
      REPRESENTATIONS AND WARRANTIES OF BUYER .............................19
         Section 4.1   Organization and Authority of Buyer ................19
         Section 4.2   Consents and Approvals; No Violations ..............20
         Section 4.3   Availability of Funds ..............................20
         Section 4.4   Litigation .........................................20
         Section 4.5   Certain Fees .......................................21

      ARTICLE V
      COVENANTS ...........................................................21
         Section 5.1   Conduct of  the Company's Business..................21
         Section 5.2   Access to Information ..............................21
         Section 5.3   Consents ...........................................22
         Section 5.4   Best Efforts .......................................22
         Section 5.5   Public Announcements ...............................22
         Section 5.6   Covenant to Satisfy Conditions .....................22
         Section 5.7   Employees; Employee Benefits .......................23
         Section 5.8   Certain Tax Matters ................................24
         Section 5.9   Proceedings ........................................29
         Section 5.10  Continued Effectiveness of Representations and
                       Warranties of Corporation ..........................29
         Section 5.11  No Shopping ........................................29
         Section 5.12  Hart-Scott-Rodino Filings ..........................29
         Section 5.13  Releases ...........................................29

      ARTICLE VI
      CONDITIONS TO OBLIGATIONS OF THE PARTIES ............................30
         Section 6.1   Conditions to Each Party's Obligation ..............30
         Section 6.2   Conditions to Obligations of Seller ................30
         Section 6.3   Conditions to Obligations of Buyer .................31

      ARTICLE VII
      TERMINATION, AMENDMENT; WAIVER ......................................32
         Section 7.1   Termination ........................................32
         Section 7.2   Procedure and Effect of Termination.................33
         Section 7.3   Amendment, Modification and Waiver .................33

      ARTICLE VIII
      SURVIVAL OF REPRESENTATIONS: INDEMNIFICATION ........................33
         Section 8.1   Survival of Representations and Warranties .........33
         Section 8.2   Seller's Agreement to Indemnify ....................34
         Section 8.3   Buyer's Agreement to Indemnify .....................34
         Section 8.4   General Provisions .................................35
         Section 8.5   Third Party Indemnification ........................36

      ARTICLE IX
      RESTRICTIVE COVENANTS OF THE SELLERS ................................36
         Section 9.1   Certain Acknowledgments ............................36
         Section 9.2   Nondisclosure Covenants ............................37
         Section 9.3   Noncompetition Covenants ...........................38
         Section 9.4   Nonsolicitation ....................................38
         Section 9.5   Certain Exclusions .................................38
         Section 9.6   Enforcement of Covenants ...........................39
         Section 9.7   Scope of Covenants .................................39

      ARTICLE X
      MISCELLANEOUS .......................................................39
         Section 10.1  Fees and Expenses...................................39
         Section 10.2  Further Assurances .................................39
         Section 10.3  Notices ............................................39
         Section 10.4  Severability .......................................41
         Section 10.5  Binding Effect; Assignment .........................41
         Section 10.6  No Third Party Beneficiaries .......................41
         Section 10.7  Interpretation .....................................41
         Section 10.8  Jurisdiction and Consent to Service ................42
         Section 10.9  Entire Agreement ...................................42
         Section 10.10 Governing Law ......................................42
         Section 10.11 Specific Performance ...............................42
         Section 10.12 Counterparts .......................................42

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

                              AMENDED AND RESTATED
                            STOCK PURCHASE AGREEMENT
                            ------------------------

         THIS AMENDED AND RESTATED STOCK PURCHASE AGREEMENT is made and dated as of October 15, 1998 and is amended and restated on November 30, 1998 (the "Agreement"), by and between Medaphis Corporation, a Delaware corporation ("Seller"), and NCO Group, Inc., a Pennsylvania corporation ("Buyer").

         WHEREAS, pursuant to the terms and conditions of this Agreement, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, 100 shares (the "Shares") of common stock, par value $1.00 per share (the "Common Stock"), of Medaphis Services Corporation, a Georgia corporation and a wholly-owned subsidiary of Seller (the "Company"), representing all of the issued and outstanding capital stock of the Company.

         WHEREAS, Seller and Buyer wish to make an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended, (the "Code"), to treat the transaction for federal income tax purposes (and for state and local tax purposes, where a comparable election is allowable) as the deemed sale of the Company's assets in connection with a complete liquidation of the Company pursuant to Section 332 of the Code.

         WHEREAS, immediately before the sale of the Shares to Buyer, the Company will adopt a plan of complete liquidation within the meaning of Section 332 of the Code and, pursuant to such plan of complete liquidation, will distribute to Seller (a) the stock of National Healthcare Technologies, Inc. ("NHTI") that is owned by the Company, which stock represents all of the issued and outstanding stock of NHTI, and (b) all assets related solely to the operation of the print and mail operation of the Company (the "Laser Center").

         WHEREAS, the parties have entered into a Stock Purchase Agreement dated as of October 15, 1998 and desire to amend and restate such agreement in its entirety as hereinafter set forth.

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth below, and intending to be legally bound hereby, the parties hereto agree as follows:
                                    ARTICLE I
                        PURCHASE AND SALE OF THE SHARES

         Section 1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing provided for in Section 1.3 hereof (the "Closing"), Seller will sell, transfer and deliver to Buyer, and Buyer will purchase, acquire and accept from Seller, the Shares.

         Section 1.2 Consideration. Subject to the terms and conditions of this Agreement, in consideration of the aforesaid sale, transfer and delivery of the Shares, Buyer shall pay to Seller a total purchase price equal to (a) One Hundred and Seven Million Five Hundred Thousand Dollars ($107,500,000) (the "Base Purchase Price"), plus or minus (as applicable) (b) the amount of the Post-Closing Adjustment (as defined in Section 1.7), if any, plus (c) the amount of the Earn-Out Payment (as defined in Section 1.8), if any, (the Base Purchase Price, plus or minus (as applicable) any Post-Closing Adjustment, plus any Earn-Out Payment is referred to as the "Purchase Price"). The Base Purchase Price shall be paid to Seller in cash by wire transfer of immediately available funds to such bank account as shall be designated by Seller in writing not less than two business days prior to the Closing.

         Section 1.3 Closing . The Closing of the transactions contemplated by this Agreement shall take place on November 30, 1998, provided that all of the conditions to Closing set forth in Article VI hereof are satisfied or waived, or, in the event that such conditions are not then satisfied or waived, the third business day following the satisfaction or waiver of all of such conditions, at 9:00 a.m., local time, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York, or on such other date and at such other time or place as the parties may agree. The date of the Closing is sometimes referred to herein as the "Closing Date". The transactions contemplated by this Agreement shall be effective as of the close of business on the Closing Date.

         Section 1.4 Deliveries by Seller . At the Closing, Seller will deliver or cause to be delivered to Buyer (unless delivered previously) the following:

                  (a) The stock certificate or certificates representing the Shares, accompanied by stock powers duly executed in blank or duly executed stock transfer forms or instruments of transfer which validly transfer title of the Shares;

                  (b) The resignations of all members of the Board of Directors of the Company;

                  (c) The stock books, ledger books and corporate seal of the Company and each Subsidiary (as hereinafter defined);

                  (d) The books and records of the Company and each Subsidiary to the extent provided in Section 2.2 hereof;

                  (e) An opinion of counsel, in form reasonably acceptable to Buyer, from Skadden, Arps, Slate, Meagher & Flom LLP as to the matters reasonably agreed to by the parties;

                  (f) All Releases (as defined in Section 5.13); and

                  (g) All other documents, certificates, instruments and writings required or reasonably requested to be delivered by Seller at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

         Section 1.5 Deliveries by Buyer. At the Closing, Buyer will deliver or cause to be delivered to Seller (unless previously delivered) the following:

                  (a) The Base Purchase Price referred to in Section 1.2 hereof, and, if applicable, the Earn-Out Payment pursuant to Section 1.8(a);

                  (b) An opinion of counsel, in form reasonably acceptable to Seller, from Blank Rome Comisky & McCauley LLP as to the matters reasonably agreed to by the parties; and

                  (c) All other documents, certificates, instruments or writings required or reasonably requested to be delivered by the Buyer at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

         Section 1.6 Closing Balance Sheet . Buyer shall cause the Company to close the books and accounts of the Company as of the Closing Date. Buyer will deliver to Seller as soon as reasonably practicable, but in no event later than forty-five (45) business days after Closing, a balance sheet of the Company and Subsidiaries as of the Closing Date (the "Closing Balance Sheet"), which has been audited by PricewaterhouseCoopers LLP (the "Accountants"). The Closing Balance Sheet will be prepared in accordance with generally accepted accounting principles consistently applied ("GAAP") and consistent with the presentation of the balance sheet contained in the Unaudited Financial Statements (as hereinafter defined) as of and for the period ended June 30, 1998. The Closing Balance Sheet shall include accruals for all obligations of the Company and its Subsidiaries including, but not limited to, for federal, state and local taxes (including income taxes) as well as accruals including, but not limited to, for payroll taxes, employee benefits, workers' compensation insurance premiums and deposits, wages, bonuses, vacation pay, sick pay and "comp" time, in all cases as if there had been a closing of the books on the Closing Date. Buyer shall give the representatives of the Seller reasonable access to the Company's books and records for the purpose of examining the Closing Balance Sheet.

         Section 1.7 Post Closing Adjustment. If the Tangible Net Worth (as hereinafter defined) of the Company and its Subsidiaries as reflected on the Closing Balance Sheet is less than the Target TNW (as hereinafter defined), the amount of such difference shall be the Post Closing Adjustment payable by Seller to Buyer. If the Tangible Net Worth of the Company and its Subsidiaries as reflected on the Closing Balance Sheet is greater than the Target TNW, the amount of such difference shall be the Post Closing Adjustment payable by Buyer to Seller. If any Post Closing Adjustment is required, the adjustment shall be paid on a date (the "Payment Date") within three (3) business days after the Closing Balance Sheet is finally determined pursuant to Section 1.6. The amount of any Post Closing Adjustment shall be paid by wire transfer in immediately available funds to an account or accounts designated by Buyer if the Post Closing Adjustment is payable by Seller to Buyer, or by Seller if the Post Closing Adjustment is payable by Buyer to Seller. "Tangible Net Worth" means the total shareholders equity of the Company and its Subsidiaries on a consolidated basis as reflected on the Closing Balance Sheet:

                  (i) less intangibles (including goodwill, deferred financing acquisition costs, the book value of internally developed software and deferred loan costs) of the Company and its Subsidiaries reflected on the Company's Closing Balance Sheet;

                  (ii) plus any amounts for deferred or current tax liabilities reflected on the Company's Closing Balance Sheet;

                  (iii) less any balance due from Seller reflected on the Company's Closing Balance Sheet;

                  (iv)    less non-restricted/non-client cash and
                          non-restricted/non-client cash equivalents reflected on the Company's Closing Balance Sheet;

                  (v) less an amount equal to the total accounts receivable net of applicable bad debt reserve reflected on the Company's Closing Balance Sheet in connection with Allegheny Health, Education and Research Foundation;

                  (vi) plus any balance due to the Seller reflected on the Company's Closing Balance Sheet; and

                  (vii) less amounts for deferred or current tax assets reflected on the Company's Closing Balance Sheet.

"Target TNW" means the sum of $32,426,000 subject to adjustment to reflect the additional amounts of: (i) unbilled accounts receivable as of June 30, 1998,
(ii) if required by GAAP to be accrued, any accrued sick time as of June 30, 1998, and (iii) any accrued bonus receivable under the Columbia Contract (as defined in Section 1.8) as of June 30, 1998, which would have appeared for such items in the balance sheet contained in the Unaudited Financial Statements as of and for the period ended June 30, 1998 if such balance sheet had been prepared consistent with the presentation of such items in the Closing Balance Sheet and using the same methodologies and assumptions used in the Closing Balance Sheet. The amount of any increase to the Target TNW shall be determined by the Accountants and shall accompany the Closing Balance Sheet.

         Section 1.8 Earn-Out Payment . The "Earn-Out Payment" means that amount, if any, payable by Buyer to Seller pursuant to Section 1.8(a) or
Section 1.8(b) below.

         (a) In the event that prior to six months after the Closing Date, the Company renews the Agreement for Collection Services between Galen Health Care, Inc. and AssetCare, Inc. dated March 28, 1996 (the "Columbia Contract") on substantially the same terms and conditions, including a guarantee period of not less than two (2) years (the "Renewal") and provides written evidence of the Renewal to Buyer reasonably satisfactory to Buyer, Buyer shall pay Seller an Earn-Out Payment of Ten Million Dollars ($10,000,000) with Interest, as defined below, if applicable, in cash by wire transfer of immediately available funds to such bank account as shall be designated by Seller in writing. Such payment shall occur upon the later of the Closing Date or three (3) business days after the receipt of written evidence of the Renewal. In the event that Buyer pays the Earn-Out Payment pursuant to
Section 1.8(a), no Earn-Out Payment shall be payable pursuant to Section 1.8(b).

         (b) In the event that the Company does not obtain the Renewal of the Columbia Contract on or before six months after the Closing Date (as provided in Section 1.8(a)), Buyer shall pay Seller an Earn-Out Payment, together with accrued interest thereon from the Closing Date at 5.5% per annum ("Interest"), equal to the sum of (i) the Retained Hospital Accounts Amount (as hereinafter defined), if any, plus (ii) one-half of the Lost Hospital Accounts Net Income (as hereinafter defined), if any. Any Earn-Out Payment payable pursuant to this
Section 1.8(b) shall not exceed Ten Million Dollars ($10,000,000) plus Interest (the "Maximum Earn-Out Payment"). The Earn-Out Payment shall be paid by Buyer to Seller within three (3) business days after the Earn-Out Statement is finalized pursuant to Section 1.8(e) in cash by wire transfer of immediately available funds to such bank account as shall be designated by Seller in writing.

         (c) The "Retained Hospital Account Amount" shall equal the result of the following formula:



          [      Test Period Net Revenues
                 ------------------------  x $15,000,000   ] - $5,000,000
                 Base Period



         "Base Period Net Revenues" shall equal the net revenues received by the Company during the twelve (12) calendar months ending on the Closing Date (the "Base Period") from the Closing Date Columbia Hospital Accounts (as hereinafter defined). "Closing Date Columbia Hospital Accounts" means those accounts from all Columbia/HCA hospitals placing such accounts with the Company for collection under the Columbia Contract prior to the expiration of the Columbia Contract. For the purpose of the Base Period Net Revenues calculation, the net revenues from any Closing Date Columbia Hospital Account from any Columbia/HCA hospital which began placing accounts with the Company for collection after the beginning of the Base Period shall be annualized by multiplying the net revenues for such new Closing Date Columbia Hospital Account by a fraction equal to 365 divided by the number of days from the starting date of such new Closing Date Columbia Hospital Account to the Closing Date. "Test Period Net Revenues" shall equal the net revenues received by the Company during the twelve (12) calendar months ending on the first anniversary (the "Anniversary Date") of the Closing Date (the "Test Period") from the Anniversary Date Columbia Hospital Accounts (as hereinafter defined). "Anniversary Date Columbia Hospital Accounts" means those accounts from all Columbia/HCA hospitals which have placed new accounts with the Company for collection within the forty-five (45) day period prior to the first Anniversary of the Closing Date and which have not notified the Company of their intent to terminate their relationship with the Company. For the purpose of the Test Period Net Revenues calculation, the net revenues from any Anniversary Date Columbia Hospital Account from any Columbia/HCA hospital which began placing accounts with the Company after the beginning of the Test Period shall be annualized by multiplying the net revenues for such new Anniversary Date Columbia Hospital Account by a fraction equal to 365 divided by the number of days from the starting date of such new Closing Date Columbia Hospital Account to the Anniversary Date.

         (d) The "Lost Hospital Accounts Net Income" shall equal the Company's net income arising from Lost Hospital Accounts (as hereinafter defined) during the Test Period, calculated in accordance with GAAP. "Lost Hospital Accounts" means those accounts from Columbia/HCA hospitals for which the Company is performing accounts receivable services during the Test Period but which are not placing or have not placed new accounts with the Company within the period of 45 days prior to the Anniversary Date or which have notified the Company of their intent to terminate their relationship with the Company; provided, however, that if the Company's recovery rate for such hospital's accounts during the Test Period is lower by 10% than the Company's recovery rate for such hospital during the Base Period and such hospital did not have a material change in the composition of its placements, such accounts shall not be Lost Hospital Accounts but shall be included in Anniversary Date Columbia Hospital Accounts.

         (e) Within thirty (30) business days after the Anniversary Date, Buyer shall prepare a statement (the "Earn-Out Statement") showing a clear and detailed calculation of the Earn-Out Payment described in Section 1.8(b) and deliver the Earn-Out Statement to Seller. Seller shall notify the Buyer, in reasonable detail, of any objections to the Earn-Out Statement within thirty
(30) business days after Seller receives the Earn-Out Statement and shall be provided reasonable access to the Company's books and records for the purpose of examining the Earn-Out Statement. If Seller does not notify Buyer of any such objections by the end of such thirty (30) business day period, then the Earn-Out Statement, as prepared by Buyer, shall be considered final on the last day of such thirty (30) business day period or on such earlier date as Seller notifies Buyer that it has no objection. If Seller does notify Buyer of any such objections by the end of such thirty (30) business day period, and Buyer and Seller are unable to resolve their differences within thirty (30) business days thereafter, then the dispute shall be submitted to the Accountant for resolution, with the costs thereof being shared equally, and the Accountant shall be instructed to deliver a final Earn-Out Statement to the Buyer and Seller as soon as possible.

                                   ARTICLE II
                                RELATED MATTERS

         Section 2.1 Use of Sellers Name and Logo. It is expressly agreed that Buyer is not purchasing, acquiring or otherwise obtaining any right, title or interest in the names, "Medaphis", "Medaphis Corporation", or "Medaphis Services Corporation", or any trade names, trademarks, identifying logos or service marks related thereto or employing the words "Medaphis" or any part or variation of any of the foregoing or any confusingly similar trade name, trademark or logo (collectively, the "Seller's Trademarks and Logos"). Buyer agrees that within thirty (30) days after the Closing Date, it will file an amendment to the Company's Certificate of Incorporation amending the Company's name so as to remove the name "Medaphis" therefrom and that none of Buyer, the Company nor any of its affiliates shall make any use of the Seller's Trademarks and Logos from and after the Closing Date and will remove and destroy as quickly as is practicable all items, including, without limitation, all signage, stationery, invoices or other letterhead, bearing Seller's Trademarks and Logos. Notwithstanding the foregoing, Buyer, the Company and their affiliates shall have the right to use Seller's Trademarks and Logos used in the business of the Company prior to Closing for a period of six (6) months following the Closing Date including, without limitation, the right to use signage, all pre-Closing Date inventories of stationery, invoices, or other letterhead bearing Seller's Trademarks and Logos and the right to use "Medaphis Services Corporation" on Company's licenses and permits. For a period of twelve (12) months following the Closing Date, Buyer, the Company and their affiliates shall have the right to state orally that they were "formerly known as Medaphis Services Corporation" or substantially similar phrases and if required by law in continued collection efforts, to use such phrases on stationery, invoices or other letterhead.

         Section 2.2 Books and Records of the Company . Seller agrees to deliver to Buyer at or as soon as practicable after the Closing, as requested by Buyer, all books and records of the Company and Subsidiaries (including, but not limited to, correspondence, memoranda, books of account, personnel and payroll records and the like), except for the Tax Returns (as defined in Section 3.17(c) hereof) relating to the Company. Any information which would be required to compute the Tax obligations ("Tax Information") of the Company and its Subsidiaries which is not delivered to Buyer pursuant hereto will be preserved by Seller for a period of at least seven (7) years following the Closing and Seller will provide Buyer and its authorized representatives to have reasonable access to, and examine and make copies of, in each case, during normal business hours, all such Tax Information as reasonably requested by Buyer. All books and records delivered by Seller to Buyer will be preserved by Buyer for a period of at least seven (7) years following the Closing and Buyer will permit Seller and its authorized representatives to have reasonable access to, and examine and make copies of, all such books and records as reasonably requested by Seller.

         Section 2.3 No Ongoing or Transition Services. For a period not to exceed 120 days after Closing (60 days in the case of employee benefits), Seller shall provide Company, its Subsidiaries and their respective clients such transition services as reasonably requested by Buyer no later than three (3) business days prior to the Closing Date, including without limitation, accounting, general ledger, payroll and employee benefits, computer systems and support, that was provided to the Company, the Subsidiaries and their respective clients when the Company was owned by Seller prior to the Closing Date. The fees and charges for the services provided by the Seller shall be based on Seller's actual out-of-pocket costs to provide such services, without markup. Except as provided in this Section 2.3, or as otherwise agreed to in writing by Seller and Buyer, at the Closing, all data processing, accounting, insurance, banking, personnel, legal, communications and other products or services provided to the Company or any subsidiary of the Company by Seller or any affiliate of the Seller, including any agreements or understandings (written or oral) with respect thereto, will terminate.

         Section 2.4 Intercompany Accounts. On or prior to the Closing Date, all intercompany accounts between the Company, on the one hand, and Seller and its affiliates, on the other hand, shall, at Seller's option, be cancelled or settled. Except as provided in Section 1.7, no adjustment shall be made to the Purchase Price as a result of any such cancellation or settlement.

         Section 2.5 Distributions. The parties agree that Seller shall have the right, at or prior to the Closing, to cause the Company to distribute cash to the Seller or its affiliates, by one or more cash dividends, repurchase of existing stock and/or other distributions provided, however, that Seller shall not distribute any amounts which represent funds collected by the Company or any Subsidiary on behalf of and belonging to customers. Except as provided in
Section 1.7, no adjustment shall be made to the Purchase Price as a result of any such dividends, repurchases or other distributions paid by Seller.

         Section 2.6 Service Contracts. Prior to Closing, the Company shall enter into Service Contracts with Seller or subsidiaries of Seller in form reasonably satisfactory to Buyer providing for the provision of services and other terms and conditions, all as summarized on Exhibit 2.6 attached hereto (collectively, the "Service Contracts"). The Service Contracts shall contain, among other things, a right of audit permitting Company or Buyer to audit the costs charged by Seller.

         Section 2.7 Long Distance Telephone and Data Service.

                  Section 2.7.1 Until January 31, 2000, the Company shall use the long-distance telephone service provider currently used by the Seller and Company provided that such service is adequate for the needs of the Company and provided that Seller shall reimburse Buyer for an amount equal to the difference between (i) the amount paid by Buyer and Company to the provider or the Seller in reimbursement for such services and (ii) the amount Company and Buyer would have paid under Buyer's long-distance telephone service provider agreement as from time to time in effect taking into consideration the additional volume and applicable pricing (including any volume discounts) resulting under such agreement if Buyer and Company had placed such long-distance telephone calls under such agreement. Company shall arrange for the long-distance telephone service provider to bill Company separately for such long-distance telephone service. Buyer shall cause the Company to pay all such bills in the ordinary course.

                  Section 2.7.2 Leased Data Lines Company currently utilizes 87 frame relay circuits to connect with remote offices and clients as follows:
Sixty (60) circuits are currently online (live) with MCI/Worldcom; Seller shall cause these circuits to be transferred to the Buyer's MCI/Worldcom contract as soon as practicable. Twenty-seven (27) circuits are currently online (live) with AT&T; Seller shall cause these circuits to continue to be made available for usage by Company until Buyer can complete a conversion plan migrating them to MCI/Worldcom by June 30, 1999. Management for both the MCI/Worldcom and AT&T circuits will be provided by Seller until such time as they are transferred to Company technical staff no later than June 30, 1999. Seller will provide all necessary documentation on these existing circuits (both AT&T and MCI/Worldcom) to enable a smooth transition to Buyer and Company. If any old MCI/Worldcom circuits are still in place where new AT&T data service has been installed, these circuits should not be cancelled to speed the migration of the AT&T circuits back to the Worldcom network. In the event Seller or Company sustain a penalty from the cancellation of these data circuits, Buyer or Seller, as applicable, will reimburse Seller or Company, respectively, up to one-half of such penalty but in no event shall Buyer or Company be liable for more than than $70,000.

         Section 2.8 Certain Insurance Matters. Seller shall maintain for the benefit of Company and Subsidiary its current errors and omissions insurance policy covering acts or omissions of Company and Subsidiary prior to the Closing Date in full force and effect through March 31, 1999 with the same level of coverage as of October 15, 1998. Seller shall provide prompt written notice to Buyer in the event that Seller receives notice that such policy has been or will be canceled or terminated prior to March 31, 1999. Seller shall maintain for the benefit of Company and Subsidiary its current workers' compensation stop-loss insurance policy covering workers' compensation claims against Company and Subsidiary resulting from events occurring prior to the Closing Date in full force and effect and with the same level of coverage through the date that all such claims are resolved without further right of appeal.

         Section 2.9 Certain Accounts Receivable. Buyer shall cause Company and Subsidiary to remit to Seller any amounts received by Company or Subsidiary after the Closing Date in payment of accounts receivable owed as of the Closing Date by Allegheny Health, Education and Research Foundation to Company or Subsidiary with respect to services provided after the date Allegheny Health, Education and Research Foundation filed its petition for relief under Chapter 11 of the United States Bankruptcy Code to the extent such post-petition accounts receivable are reflected on the Closing Balance Sheet. Buyer, Company and Subsidiary shall not be required to take any actions to collect any such amounts.

         Section 2.10 Software Licenses As soon as practicable following Closing, Seller shall provide to Buyer evidence reasonably satisfactory to Buyer of software licensing compliance and transferability and/or make compliant and transfer licenses of software that are used to conduct the business of Company or AssetCare as identified by the parties.

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as follows:

         Section 3.1 Organization. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate and other power and corporate authority to own, lease and operate its properties and to carry on its operations as and where now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by the Company or such Subsidiary or the nature of the business conducted by the Company or such Subsidiary makes such qualification necessary, which jurisdictions are listed on Schedule 3.1, except in any such jurisdictions where the failure to be so duly qualified or licensed and in good standing, individually and in the aggregate, would not have a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole (a "Material Adverse Effect"). Seller has previously made available to Buyer complete and correct copies of the Company's and each of the Subsidiaries' Certificate of Incorporation and By-laws, as currently in effect. Set forth on Section 3.1 of the Disclosure Schedule being delivered to Buyer by Seller herewith (the "Disclosure Schedule") is a list of the Company's subsidiaries (the "Subsidiaries"). The Company has no direct or indirect equity interest in or control of any person other than the Subsidiaries.

         Section 3.2 Authorization. Seller has the corporate power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Seller and no other corporate proceedings on the part of Seller are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions so contemplated. This Agreement has been duly executed and delivered by Seller and constitutes, and, when executed and delivered, each of the other agreements, documents and instruments to be executed and delivered by Seller pursuant hereto will constitute (assuming in each case the valid authorization, execution and delivery of such agreement by Buyer), a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally, and
(b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         Section 3.3 Common Stock. Set forth on Section 3.3 of the Disclosure
Schedule is the number of authorized shares of Common Stock of the Company, par value $1.00 per share, and, of each of the Subsidiaries and the number of such shares which are issued and outstanding. All of such shares are validly issued, fully paid and non-assessable. No other class of capital stock of the Company or of any Subsidiary is authorized, issued or outstanding. Except as set forth on
Schedule 3.3, the Company owns of record and beneficially all outstanding capital stock of each of the Subsidiaries free and clear of all liens, claims, charges, options, security interests or other encumbrances (collectively, "Encumbrances"). There are no outstanding securities convertible into, exchangeable for, or carrying the right to acquire, equity or other securities of the Company or any Subsidiary, nor are there any subscriptions, warrants, options, rights, contracts, or other arrangements or commitments (other than this Agreement) which could obligate the Company or any Subsidiary to issue or Seller to sell any shares of Common Stock or any equity or other securities of the Company or any Subsidiary.

         Section 3.4 Ownership of the Common Stock. Seller is the record and beneficial owner of the Shares, which comprise all of the issued and outstanding shares of all classes of capital Stock of the Company. Except as set forth on
Section 3.4 of the Disclosure Schedule, Seller has good title to the Shares, free and clear of all Encumbrances.

         Section 3.5 Consents and Approvals: No Violations. Except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "H-S-R Act"), or as set forth in Section 3.5 of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation by Seller of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws of the Company, Seller or any Subsidiary; (b) require any filing with, or the obtaining of any permit, license, authorization, consent or approval of, any governmental or regulatory authority whether within or outside the United States (collectively, "Permits"); (c) violate, conflict with or result in a default (or any event that, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease, or other contract or instrument or obligation (collectively, "Contract") to which the Company, Seller or any Subsidiary is a party or by which the Company, Seller or any Subsidiary or any of their assets may be bound;
(d) result in the creation or imposition of any Encumbrance upon the assets of the Company or any Subsidiary, or give to any person any interest or right in any of the assets or business of the Company or any Subsidiary; or (e) violate any law, order, injunction, decree, statute, rule or regulation of any governmental or regulatory authority whether within or outside of the United States (collectively, "Laws") or any Judgment (as defined in Section 3.13) applicable to the Company, Seller or any Subsidiary; excluding from the foregoing clause (c) such violations, conflicts, defaults or rights which would not have a Material Adverse Effect and would not adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement.

         Section 3.6 Financial Statements. Attached as Schedule 3.6 of the Disclosure Schedule are copies of the Company's (a) audited (i) balance sheets as of December 31, 1996 and 1997; (ii) statements of operations for each of the three years in the period ended December 31, 1997; (iii) statements of stockholders' equity for each of the three years in the period ended December 31, 1997; and (iv) statements of cash flows for each of the three years in the period ended December 31, 1997 (the financial statements referred to in clauses
(a)(i)-(iv) and the accompanying notes thereto are referred to herein collectively as the "Audited Financial Statements"), and (b) unaudited balance sheet as of June 30, 1998 and statements of operations, stockholders equity and cash flows for the six months ended June 30, 1997 and 1998 (the financial statements referred to in clause (b) and the accompanying notes thereto are referred to herein collectively as the "Unaudited Financial Statements"). The Audited Financial Statements and the Unaudited Financial Statements (collectively, the "Financial Statements") present fairly, in all material respects, the financial position of the Company and the Subsidiaries as of the respective dates thereof, and the results of operations and cash flows of the Company and the Subsidiaries for the respective periods indicated, all in conformity with GAAP, subject, in the case of the Unaudited Financial Statements, to normal recurring year-end adjustments, the absence of notes, the exclusion of NHTI and the Laser Center, and exclusive of parent company allocations as listed in Note 11 to the Company's Financial Statements required pursuant to Regulation S-X promulgated under the Securities Exchange Act of 1934, as amended. With respect to the Unaudited Financial Statements, in the opinion of management of the Seller, all adjustments, consisting of normal recurring adjustments considered necessary for a fair presentation of results for the interim period, have been included.

         Section 3.7 Absence of Undisclosed Liabilities. Except (a) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice, and (b) as otherwise disclosed herein or in
Section 3.7(b) of the Disclosure Schedule, since June 30, 1998 the Company and its Subsidiaries have not incurred any liabilities or obligations (whether direct, indirect, accrued or contingent) in excess of $500,000 individually or in the aggregate.

         Section 3.8 Absence of Material Adverse and Other Changes. Except as set forth in Section 3.8 of the Disclosure Schedule or as otherwise contemplated by this Agreement, since June 30, 1998 there has been no change in the business, results of operations or financial condition of the Company or its Subsidiaries that, individually or in the aggregate, would have a Material Adverse Effect.

         Section 3.9 Title, Ownership and Related Matters.

                  (a) As of the date hereof, neither the Company nor any Subsidiary owns or holds any option to acquire any real property.

                  (b) The Company and each Subsidiary has, or will as of the Closing have, good title to, free and clear of any Encumbrance, or rights by license, lease or other Contract to use, all properties and assets (or rights thereto), other than cash, cash equivalents and securities (except for the Shares) and except as contemplated in Article II of this Agreement, necessary to permit the Company and each Subsidiary to conduct its business as substantially currently conducted, except as set forth in Section 3.9(b) of the Disclosure Schedule. Without limiting the generality of the foregoing, Company has good title, free and clear of any Encumbrance, to all data and transmission line equipment used by or necessary to permit the Company or Subsidiary to conduct its business as substantially currently conducted. All such property and assets material to the conduct of the business of the Company and each Subsidiary are in good operating condition and repair, ordinary wear and tear excepted.

         Section 3.10 Leases

                  (a) Section 3.10(a) of the Disclosure Schedule lists, as of the date hereof, all real property. leases and subleases for space occupied by the Company or any Subsidiary (collectively, the "Leases"). The Company is the lessee under all the Leases. True and complete copies of the Leases and all written amendments and agreements relating thereto have been made available to Buyer. All of the Leases are valid, binding and enforceable in accordance with their terms, and neither the Company, nor any Subsidiary (including, without limitation, with respect to their respective occupancy, maintenance and use of the property) nor, to the best knowledge of Seller and Company, the other party to any Lease is in default under such Lease or any applicable Law relating to the occupancy, maintenance and use of the property, except for defaults, if any, which would not, individually or in the aggregate, have a Material Adverse Effect. No written notice from any lessor, governmental body or other person has been received by the Seller, the Company or any Subsidiary of the Company claiming any violation of, or breach or default under, any lease or Law, or requiring or calling attention to the need for any work, repairs, construction, alternation or installations. Except as disclosed in Section 3.10 of the Disclosure Schedule, neither the Company nor any Subsidiary of the Company has placed or caused to be placed, and to the best knowledge of the Seller and the Company there were not and are not any Hazardous Substances (as hereinafter defined) on or under any of such real property under lease except for Hazardous Substances on or under any such real property in an amount that would create a liability for clean-up of such Hazardous Substances of less than $5,000 per property, but in the aggregate not more than $100,000 for all such real property. "Hazardous Substance" means
(a) all substances, wastes, contaminants, pollutants and materials defined or designated as hazardous, dangerous or toxic pursuant to any Law of any state in which any real property leased or occupied by Company is located or any United States Law, and (b) asbestos, polychlorinated biphenyls ("PCBs") and petroleum.

                  (b) Section 3.10(b) of the Disclosure Schedule lists, as of the date hereof, all leases or other agreements or rights under which the Company or any Subsidiary is the lessee of, or holds or operates, any machinery, equipment, vehicles or other tangible personal property owned by a third party, except those that are terminable by the Company without penalty on 60 or fewer days notice or that provide for annual rental payments of less than $25,000.

         Section 3.11 Intellectual Property.

                  (a) Except as set forth in Section 3.11(a) of the Disclosure Schedule (i) the conduct of the business of the Company does not infringe upon any Intellectual Property (as defined below) right of any third party, and (ii) there are no pending or, to the best knowledge of Seller and Company, threatened proceedings or litigation or other adverse claims by any person against the use by the Company of any name, corporate name, fictitious name, software, trademarks, trade names, service marks, service names, logos, assumed names, copyrights, trade secrets, patents and all registrations, and applications therefor, which are owned by the Company or used in the operation of the Company's business as currently conducted (collectively, the "Intellectual Property"). "Asset Care" is a registered trademark of the Company. All of the Intellectual Property owned or used by the Company or any Subsidiary and material to the operation of the Company's business is listed on Section 3.11 of the Disclosure Schedule.

                  (b) Except as set forth in Section 3.11(b) of the Disclosure Schedule, the Company owns free and clear of any Encumbrances or has valid licenses or other rights to use the Intellectual Property necessary to permit the Company and its Subsidiaries to conduct their operations as currently conducted.

         Section 3.12 Computer Software. Except as set forth in Section 3.12 of the Disclosure Schedule, the Company owns free and clear of any Encumbrances or has valid licenses or other rights to use all computer software programs necessary to permit the Company and its Subsidiaries to conduct their operations as currently conducted, all as indicated in Section
3.12 of the Disclosure Schedule (provided, however, Seller shall not be required to list any commercially available software under license). Without limiting the generality of the foregoing, the Company owns, free and clear of any Encumbrances, the software known as "N-Sure" and the related object code and source code. With respect to the software developed by the Company or any Subsidiary, including without limitation N-Sure, and without taking into effect the impact of data supplied by third parties, and provided that the Company complies with its internal Year 2000 Compliance Program, each component of such software that creates, accepts, displays, stores, retrieves, accesses, recognizes, distinguishes, compares, sorts, manipulates, processes, calculates or otherwise uses dates or date-related data will not be materially adversely affected by the impact on dating caused by advent of the year 2000, the advent of the 21st century, or the transition from the 20th century through the year 2000 and into the 21st century. Seller and the Company have no reason to believe that any software owned or licensed by the Company which was developed by third parties will be materially adversely affected by the impact on dating caused by the advent of the year 2000, the advent of the 21st century, or the transition from the 20th century through the year 2000 and into the 21st century.

         Section 3.13 Litigation. Except as set forth in Section 3.13 of the Disclosure Schedule, (a) there is no action, suit, litigation proceeding, arbitration or governmental or regulatory investigation (collectively, "Proceeding") pending or, to the best knowledge of Seller and Company, threatened against Seller, the Company or any Subsidiary; (b) there is no outstanding judgment, order, writ, injunction, fine, citation, award, decree or other judgment (collectively, "Judgment") of any nature of any court, government authority or regulatory authority or arbitration tribunal against the Company or any Subsidiary, or their respective businesses or assets; and (c) no breach of contract, tort or other claim (whether arising from the operations of the business or otherwise) by any third party seeking damages in excess of $25,000 has been asserted and is outstanding against the Company or any Subsidiary.

         Section 3.14 Compliance with Applicable Law. The Company and each Subsidiary is in compliance with all Laws applicable to the Company and each Subsidiary and their operations, except for violations, if any, which would not have a Material Adverse Effect.

         Section 3.15 Certain Contracts and Arrangements. Except as set forth in Section 3.15 of the Disclosure Schedule, as of the date hereof, neither the Company nor any Subsidiary is a party to or bound by any written (a) indenture, mortgage, note, installment obligation, agreement or other instrument or Contract relating to the borrowing of money by the Company (other than intercompany accounts which shall be governed by Section 2.4 hereof), or the guaranty by the Company of any obligation for the borrowing of money; or (b) other Contracts, including without limitation, purchase orders, or any enforceable oral Contracts, excluding Contracts that are terminable by the Company without penalty on 60 or fewer days notice or that provide for annual receipts or payments of less than $500,000 (which Disclosure Schedule shall be updated prior to Closing to include such Contracts with annual receipts or payments of between $200,000 and $500,000). A description of each such oral Contract is set forth in Section 3.15 of the Disclosure Schedule. Except as set forth in Section 3.15 of the Disclosure Schedule, all such Contracts (including any Contracts listed on

Section 3.19 of the Disclosure Schedule) are valid, binding and enforceable in accordance with their terms and, to the best knowledge of Seller and Company, neither the Company nor any other party thereto is in default under any of the aforesaid Contracts other than such defaults, if any, which would not, individually or in the aggregate, have a Material Adverse Effect.

         Section 3.16 Employee Benefit Plans: ERISA.

                  (a) Section 3.16(a) of the Disclosure Schedule lists each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all other material employee benefit, bonus and fringe benefit plans maintained for the benefit of, or to which there is an obligation to contribute to by the Company or any trade or business, whether or not incorporated (an "ERISA Affiliate"), that, together with the Company would be deemed a "single employer" within the meaning of
Section 4001 of ERISA or Section 414 of the Code, for the benefit of any employee or former employee of the Company (a "Plan" and collectively, the "Plans"). Seller has made available to Buyer copies of each of the Plans including all amendments to date, and true and correct copies of the most current IRS Form 5500s and any other form or filing required to be submitted to any governmental agency with respect to such Plans.

                  (b) Except as set forth in Section 3.16(b) of the Disclosure Schedule, (i) each of the Plans complies and has been operated in all material respects with its terms and all applicable Laws including ERISA and the Code as defined below (and the regulations and rulings thereunder), and (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has been determined by the Internal Revenue Service (the "IRS") to be so qualified and Seller knows of no fact or set of circumstances that would adversely affect such qualification prior to the Closing. Seller has made available to Buyer copies of the most recent determination letter issued by the Internal Revenue Service with respect to each Plan. None of the Plans is subject to Title IV of ERISA. There are no pending or, to the best knowledge of Seller or Company, threatened material claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto. To the best knowledge of Seller and Company, there are no audits or investigations by any governmental agency which relate directly or indirectly to the Plans. The Company has made, or will have made prior to Closing, any payments or contributions required with respect to such Plans.

                  (c) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due from Company under any of Company's Plans, (ii) increase any benefits otherwise payable under any of Company's Plans, or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any extent. No event has occurred which will result in material liability to Company in connection with any employee benefit plan established, maintained, contributed to or to which there has been an obligation to contribute (currently or previously) by Company, or an ERISA Affiliate.

         Section 3.17 Taxes.

                  (a) Except as set forth in Section 3.17 of the Disclosure Schedule, Seller has (i) timely filed or caused to be filed on a timely basis with the appropriate taxing authorities all Tax Returns (as defined below) required to be, filed by or with respect to the Company (including, without limitation, any income Tax Return required to be filed by any Affiliated Group (as defined in Section 5.8) with respect to which the Seller and the Company or any of its Subsidiaries was a member), and (ii) paid or made adequate provision for the payment of all Taxes (as defined below) owed by Company and/or any other member of an Affiliated Group (whether or not shown on any Tax Return) for each taxable period during which Company and its Subsidiaries were members of such group. Such Tax Returns are true, correct and complete in all material respects.

                  (b) Except as set forth in Section 3.17 of the Disclosure Schedule, (i) there are no liens for Taxes with respect to the assets of the Company or its Subsidiaries except for statutory liens for current Taxes not yet delinquent and no claims with respect to Taxes are being asserted by any taxing authority in writing, which individually or in the aggregate would have a Material Adverse Effect; (ii) all deficiencies asserted in writing as a result of any examinations by the Internal Revenue Service or any other taxing authority have been paid and fully settled; (iii) none of the Tax Returns applicable to the Company or any of its Subsidiaries is currently being audited or examined by any taxing authority; (iv) there is no unpaid tax deficiency, determination or assessment currently outstanding against the Company or any Subsidiary; (v) there are no outstanding agreements or waivers extending the statute of limitations relating to the assessment of Taxes applicable to the Company or any Subsidiary; (vi) neither the Company nor any Subsidiary, nor the Seller on behalf of the Company or any Subsidiary has filed a consent pursuant to Section 341(f) of the Code; (vii) each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party; (viii) none of the Company and its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments as a result of the transactions contemplated by this Agreement that will not be deductible under Section 280G of the Code; (ix) none of the Company and its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii); (x) none of the Company and its Subsidiaries is a party to any Tax allocation or sharing agreement; and (xi) neither Company nor any of its Subsidiaries has (i) been a member of an Affiliated Group filing a consolidated federal income Tax Returns other than the Seller Group (as defined in Section 5.8), or (ii) any liability for the Taxes of any person other than members of the Seller Group (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, (C) by Contract, or (D) otherwise.

                  (c)      As used in this Agreement:

                           (i) "Taxes" shall mean all taxes, levies, charges or
fees including income, corporation, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, license, payroll, pay-as-you-earn, withholding, social security and franchise or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government, and such term shall include any interest, penalties or additions to tax attributable to such taxes.

                           (ii) "Tax Return" shall mean any report, return or
statement required to be supplied to a taxing authority in connection with Taxes.

         Section 3.18 Certain Fees. Except for the engagement of Donaldson, Lufkin & Jenrette, the fees and expenses of which shall be the sole responsibility of Seller, none of Seller, the Company or any Subsidiary has employed any financial advisor or finder or incurred any liability for any financial advisory or finders or brokers fees in connection with this Agreement or the transactions contemplated hereby.

         Section 3.19 Operations Prior to and Including the Closing . Except as set forth in Schedule 3.19, and except in connection with the transactions contemplated by this Agreement, since June 30, 1998, neither the Company nor any Subsidiary has:

                  (1) amended its Certificate of Incorporation or By-laws or merged with or into or consolidated with any other person, or changed or agreed to change in any manner the rights of its outstanding capital stock or the character of its Business;

                  (2) except as permitted by Section 2.5, declared, set aside or paid any dividend or other distribution in respect of the capital stock of the Company or any Subsidiary; redeemed or acquired any of such stock; issued or sold, or issued options or rights to subscribe to, or entered into any Contracts to issue or sell, any shares of its capital stock; or subdivided or in any way reclassified any shares of its capital stock;

                  (3) entered into or amended any employment agreements, entered into any Contracts with any labor union or association representing any employee, or entered into or amended any Employee Benefit Plans;

                  (4) settled any dispute (excluding disputes settled between clients of the Company and account debtors in the ordinary course of the Company's accounts receivable collection business) involving payment of any amount in excess of $50,000 or waived any right of material value to its business;

                  (5) made any change in its accounting methods, practices, policies or principles;

                  (6) materially and adversely changed any of its business policies, including, without limitation, pricing, purchasing, production, personnel, sales, returns, budget or acquisition policies;

                  (7) made any wage or salary increase or bonus, or increase in any other direct or indirect compensation, for or to any officer, director, employee, consultant or agent of the Company or any Subsidiary, or any accrual for or commitment or agreement to make or pay the same, except for such increases or bonuses as are granted in the ordinary course of business in accordance with its customary practices (which shall include normal periodic performance reviews and related compensation and benefit increases), or loaned or advanced any funds to any Person;

                  (8) except in the ordinary course of business, entered into any lease or sublease (as lessor or lessee) or abandoned or made any other disposition of any assets involving more than $200,000 in the aggregate, granted or suffered any Encumbrances on any of its assets having a value in excess of $200,000 in the aggregate;

                  (9) except in the ordinary course of business consistent with past practices, incurred or assumed any liabilities or obligations;

                  (10) except for tangible property acquired in the ordinary course of business, made any acquisition of all or substantially all of the Assets or capital stock or business of any other person;

                  (11) made any capital expenditure or commitment for any property, plant or equipment in excess of $100,000 individually or $250,000 in the aggregate;

                  (12) disposed of, leased or encumbered, or pledged or granted a security interest in any assets, or increased any of the indebtedness of the Company or any Subsidiary of the Company, other than in the normal and ordinary course of business consistent with past practices;

                  (13) paid, discharged or satisfied any liabilities other than by payment, discharge or satisfaction in the ordinary course of business consistent with past practices;

                  (14) made any Contract to do any of the actions referred to in paragraphs (1) through (13) above.

         Section 3.20 Debt Collection Licenses. The Company and its
Subsidiaries hold all Permits which are necessary and material for the conduct of their accounts receivable or debt collection business as currently conducted. A list of the states in which the Company and Subsidiaries have debt collection licenses is set forth on Schedule 3.2. All such Permits are in full force and effect, no violations which have not been remedied have been recorded in respect of any such Permit and neither the Company nor any Subsidiary is in default, nor has received any notice of any claim of default, with respect to any such Permit or of any notice of any other claim or Proceeding (or threatened Proceeding) relating to any such Permit.

         Section 3.21 Employee Relations. Neither the Company nor any Subsidiary has been a party to or bound by any union or collective bargaining Contract, nor is any such Contract currently in effect or being negotiated by or on behalf of Company or any Subsidiary. Except as set forth in Section 3.15 of the Disclosure Schedule and except for any limitations of general application under applicable employment Laws, neither the Company nor any Subsidiary is a party to any written or oral employment agreement with any of its officers, directors, employees, consultants, agents, or other persons which is not terminable by the Company or its Subsidiaries at will without penalty or cost to the Company or its Subsidiaries. There are no pending, nor, to the Knowledge of the Seller, threatened walkouts, strikes, union organizing efforts or labor disturbances or any pending arbitration, unfair labor practice or grievance, with respect to the Company's or any Subsidiary's employees. Upon termination of the employment of any of its employees, neither the Company nor any Subsidiary of the Company will by reason of any Contract or Plan entered into prior to the Closing Date be liable to any of its employees for severance pay or any other payments, except as and to the extent set forth in Section 3.21 of the Disclosure Schedule. Since December 31, 1997, Company and Subsidiaries have not had an "employment loss" within the meaning of the Workers' Adjustment and Retraining Notification Act ("WARN Act") and the regulations thereunder.

         Section 3.22 Accounts Receivable. All accounts receivable of the Company or any Subsidiary arose in the ordinary course of business and are proper and valid accounts receivable. To the best of the knowledge of the Seller and the Company, there are no refunds, discounts, rights of setoff (excluding statutory or common law rights of setoff) or assignment affecting any such accounts receivable.

         Section 3.23 Suppliers and Customers. Set forth on Section 3.23 of the Disclosure Schedule is a list of the ten largest customers (measured by volume of revenues in 1998) of the Company and its Subsidiaries (the "Ten Largest Customers"). Except as set forth on Section 3.23 of the Disclosure Schedule, none of the Ten Largest Customers has given notice to the Company or any Subsidiary that it will or intends to terminate its relationship with the Company or any Subsidiary. Neither the Seller, the Company nor any Subsidiary has any reason to believe that the relationship of the Company and the Company's Subsidiaries with the Ten Largest Customers are not satisfactory. All funds collected by the Company or the Subsidiaries on behalf of and belonging to customers have been properly remitted to customers or are properly reflected on the financial statements of the Company and its Subsidiaries.

         Section 3.24 Insurance. To the best knowledge of the Seller and the Company, the Company and its Subsidiaries are insured against risks of the types and amounts consistent with similarly situated businesses. None of Seller, Company or any Subsidiary has received notice of cancellation with respect to any such insurance. Except as described on Section 3.24 of the Disclosure Schedule, there are no claims that are pending under any such insurance.

         Section 3.25 Questionable Payments. Neither any Company or any Subsidiary nor, to the best knowledge of the Seller and the Company, any directors, officers, consultants, agents, employees or other persons associated with or active on behalf of Company or any Subsidiary, has (1) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature, or (2) made any material favor or gift which is not deductible for Federal income tax purposes.

         Section 3.26 Full Disclosure . No representation or warranty made by the Seller in this Agreement or pursuant hereto (a) contains any untrue statement of any material fact; or (b) omits to state any fact that is necessary to make the statements made, in the context in which made, not false or misleading in any material respect.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

         Section 4.1 Organization and Authority of Buyer.

                  (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Buyer has previously delivered to Seller complete and correct copies of its Certificate of Incorporation and By-laws, as currently in effect. Buyer has the corporate power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Buyer and no other corporate proceedings on tile part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions so contemplated.

                  (b) This Agreement has been duly executed and delivered by Buyer and constitutes, and, when executed and delivered, each of the other agreements, documents and instruments to be executed and delivered by Buyer, pursuant hereto will constitute, a valid and binding agreement of Buyer (in each case, assuming the valid authorization, execution and delivery of such agreement by Seller), enforceable against Buyer in accordance with its terms, except that
(i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and- to the discretion of the court before which any proceeding therefor may be brought.

         Section 4.2 Consents and Approvals; No Violations . Except for applicable requirements of the H-S-R Act, neither the execution and delivery of this Agreement nor the consummation by Buyer of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws of Buyer; (b) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any governmental or regulatory authority whether within or outside the United States; (c) violate, conflict with or result in a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease or other instrument or obligation to which Buyer is a party or by which Buyer or any of its assets may be bound; or violate any order, injunction, decree, statute, rule or regulation applicable to Buyer, excluding from the foregoing clauses (b), (c) and (d), (i) such requirements, violations, conflicts, defaults, rights, security interests, claims, liens, charges, other encumbrances or violations which would not adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement, or (ii) which become applicable as a result of any acts or omissions by, or the status of or any facts pertaining to, the Company or Seller.

     Section 4.3 Availability of Funds. Buyer has, or will have at Closing, sufficient immediately available funds, in cash, to pay the Purchase Price, to provide the Company with sufficient working capital and to pay any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby. Buyer has provided to Seller complete true and correct copies of Buyer's audited financial statements for the year ended December 31, 1997 and Buyer's unaudited financial statements for the six months ended June 30, 1998.

     Section 4.4 Litigation. There is no claim, action, suit, proceeding or governmental investigation pending or, to the best knowledge of Buyer, threatened against the Buyer, by or before any court, governmental or regulatory authority or by any third party which challenges the validity of this Agreement.

     Section 4.5 Certain Fees. Except for the engagement of The Robinson Humphrey Company, neither Buyer nor any of its affiliates has employed any financial advisor or finder or incurred any liability for any financial advisory or finders' fees in connection with this Agreement or the transactions contemplated hereby.

                                    ARTICLE V
                                    COVENANTS

     Section 5.1 Conduct of the Company's Business. Seller agrees that, during the period from the date of this Agreement to the Closing, except as otherwise contemplated by this Agreement or consented to by Buyer:

                  (a) Seller shall cause the Company and each of the Subsidiaries to use its best efforts to conduct its business operations in the ordinary course consistent with past practice; and

                  (b) Seller shall not, and shall cause the Company and each of the Subsidiaries not to, breach any of the representations or warranties in
Section 3.19.

     Section 5.2 Access to Information.

                  (a) Between the date of this Agreement and the Closing, Seller shall (i) give Buyer and its authorized representatives reasonable access to all books, records, offices and other facilities and properties of the Company and its Subsidiaries; (ii) permit Buyer to make such inspections thereof as Buyer may reasonably request; and (iii) cause the officers of Seller and the Company to furnish Buyer with such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as Buyer may from time to time reasonably request; provided, however, that any such investigation shall be conducted during normal business hours under the supervision of Seller's or the Company's personnel and in such a manner as to maintain the confidentiality of this Agreement and the transactions contemplated hereby and not interfere unreasonably with the business operations of Seller or the Company.

                  (b) All information concerning Seller furnished or provided by Seller or its affiliates to Buyer or its representatives (whether furnished before or after the date of this Agreement) shall be held subject to a confidentiality agreement between Seller and Buyer, dated as of August 5, 1998 (the "Confidentiality Agreement"). The Confidentiality Agreement shall expire at Closing. Notwithstanding anything to the contrary contained in this Agreement, neither Seller nor any affiliate of Seller shall have any obligation to make available or provide to Buyer or their representatives a copy of any consolidated, combined or unitary Tax Return filed by Seller, or any of its affiliates, or any related materials.

     Section 5.3 Consents.

                  (a) Each of Seller and Buyer shall cooperate, and use its best efforts, to make all filings and obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties necessary to consummate the transactions contemplated by this Agreement including, without limitation, obtaining the consents of the Ten Largest Customers and the landlord of the Company's principal facility to the consummation of the transactions contemplated hereby, if required under the terms of the Contract with such Customer or the Lease for such facility, as the case may be (collectively, the "Material Consents"). In addition to the foregoing, Buyer agrees to provide such assurances as to financial capability, resources and credit worthiness as may be reasonably requested by any third party whose consent or approval is sought hereunder; provided, however, that Buyer shall not be required to provide any guarantee or surety.

                  (b) With respect to any agreements for which any required consent or approval is not obtained prior to the Closing, Seller and Buyer shall each use its best efforts to obtain any such consent or approval after the Closing Date until such consent or approval has been obtained and Seller shall provide Buyer or the Company with the same benefits arising under such agreements, including performance by Seller as agent, if legally and commercially feasible, provided, that Buyer and the Company shall provide Seller with such access to the premises, books and records and personnel as is necessary to enable Seller to perform its obligations under such agreements and Buyer or the Company shall pay or satisfy the corresponding liabilities for the enjoyment of such benefits to the extent Buyer or the Company would have been responsible therefor if such consent or approval had been obtained.

     Section 5.4 Best Efforts. Each of Seller and Buyer shall cooperate, and use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

     Section 5.5 Public Announcements. Except as otherwise agreed to by the parties, the parties shall not issue any report, statement or press release or otherwise make any public statements with respect to this Agreement and the transactions contemplated hereby, except as in the reasonable judgment of the party may be required by law or in connection with the obligations of a publicly-held, exchange-listed company, in which case the parties will exercise their best efforts to reach mutual agreement as to the language of any such report, statement or press release. Upon the execution of this Agreement and upon the Closing, Seller and Buyer will consult with each other with respect to the issuance of a joint or individual report, statement or press release with respect to this Agreement and the transactions contemplated hereby.

     Section 5.6 Covenant to Satisfy Conditions. Seller will use its best efforts to ensure that the conditions set forth in Article VI hereof are satisfied, insofar as such matters are within the control of Seller, and Buyer will use its best efforts to ensure that the conditions set forth in Article VI hereof are satisfied, insofar as such matters are within the control of Buyer. Seller and Buyer further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, to use all reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

     Section 5.7 Employees; Employee Benefits.

                  (a) Following Closing, Buyer shall give full credit for all service with the Company or any affiliate thereof ("Affiliate"), and any predecessor thereto to the extent that service with such predecessor entity was recognized under the applicable Plan of the Company or any Affiliate, to each employee of the Company ("Employee") for purposes of waiting periods relating to preexisting conditions under medical plans, eligibility to participate in, vesting under, and eligibility for early retirement or any subsidized benefit provided for under, any employee benefit plan (including, but not limited to, any "employee benefit plan" as defined in Section 3(3) of ERISA) maintained by Buyer or its subsidiaries (including, without limitation, any vacation or accrued sick pay plan or policy) on or after the Closing Date. Prior to the Closing Date, Seller shall furnish Buyer with a list of the length of service with the Company or its Affiliates for each of the Employees. For purposes of computing deductible amounts (or like adjustments or limitations on coverage) under any employee welfare benefit plan (including, without limitation, any "employee welfare benefit plan" as defined in Section 3(l) of ERISA), expenses and claims previously recognized for similar purposes under the applicable welfare benefit plan of the Company or any affiliate shall be credited or recognized under the comparable plan maintained after the Closing Date by Buyer or its subsidiaries.

                  (b) Following the Closing Date, Company shall be responsible and assume all liability for all notices or payments due to any Employee, and all notices, payments, fines or assessments due to any government authority, pursuant to any applicable Law, with respect to the employment, discharge or layoff of employees by the Company after the Closing Date, including, but not limited to, the WARN Act and any rules or regulations as have been issued, in connection with the foregoing.

                  (c) After the Closing Date, Buyer shall be responsible for, and shall indemnify and hold harmless Seller and its Affiliates and their officers, directors, employees, affiliates and agents and the fiduciaries (including plan administrators) of the Plans, from and against, any and all claims, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) and other liabilities and obligations relating to or arising out of (i) all salaries, commissions, vacation entitlements and bonuses due to any Employee accrued but unpaid as of the Closing Date which are reflected on the Closing Balance Sheet, (ii) any failure by Buyer to comply with the provisions of this Section 5.7 and (iii) any claims of, or damages or penalties sought by, any Employee, or any governmental entity on behalf of or concerning any Employee, with respect to any act or failure to act by Buyer to the extent arising from the employment, discharge, layoff or termination of any Employee after the Closing Date.

     Section 5.8 Certain Tax Matters.

                  (a) Certain Definitions As used in this Agreement:

                      (i) "Affiliated Group" means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law.

                      (ii) "Buyer Tax Group" means the affiliated group, within the meaning of Section 1504(a) of the Code, of which Buyer is the common parent or any of Buyer's foreign subsidiaries.

                      (iii) "Election" means the election to be made by Buyer and Seller pursuant to Section 338(h)(10) of the Code, 'as described in Section 5.8(b) hereof.

                      (iv) "Pre-Closing Period" means any taxable period, including that portion of any Straddle Period, which ends on or before the Closing Date.

                      (v) "Seller Group" means the affiliated group, within the meaning of Section 1504(a) of the Code, of which Seller is the common parent.

                      (vi) "Straddle Period" means any taxable period that includes (but does not end on) the Closing Date.

                  (b) Section 338(h)(10) Election.

                      (i) With respect to the purchase by Buyer of the Shares pursuant to this Agreement (A) Seller and Buyer shall jointly make the Election on a timely basis (and any comparable election under state or local tax law),
(B) Seller and Buyer shall, as promptly as practicable following the Closing Date, cooperate with each other to take all actions necessary and appropriate (including filing such forms, returns, elections, schedules and other documents as may be required) to effect and preserve a timely Election in accordance with the provisions of Treasury Regulation Section 1.338(h)(10)-l (or any comparable provisions of state or local tax law) or any successor provisions and (C) Seller and Buyer shall report the purchase by Buyer of the Shares pursuant to this Agreement consistent with the Election (and any comparable elections under state or local tax laws) and shall take no position inconsistent therewith in any Tax Return, any proceeding before any taxing authority or otherwise.

                      (ii) In connection with the Election, Buyer and Seller shall agree to the determination of the "Aggregate Deemed Sales Price" (as defined under applicable Treasury Regulations) of the Shares and the allocation of such "Aggregate Deemed Sales Price" among the assets of the Company, which determination and allocation shall be made by Buyer in its sole discretion and will be attached hereto as Schedule 5.8(b). The determination of the amount of the "Aggregate Deemed Sales Price" and the allocation thereof shall be made in accordance with Section 338(b) of the Code and applicable Treasury Regulations. Unless (x) otherwise required by a court of competent jurisdiction, (y) otherwise required by the Internal Revenue Service following an audit, or (z) Seller receives a written opinion from a nationally recognized law firm (which opinion and law firm shall be reasonably acceptable to Buyer) that there is no substantial authority (within the meaning of Section 662(d)(2)(B)(i) of the Code) for such position. Each of Seller and Buyer shall (A) be bound by such determination and such allocation for purposes of determining any Taxes, (B) prepare and file, and cause its affiliates to prepare and file, all Tax Returns on a basis consistent with such determination of the "Aggregate Deemed Sales Price" and such allocation and (C) take no position, and cause its affiliates to take no position, inconsistent with such determination and such allocation on any applicable Tax Return, in any proceeding before any taxing authority or otherwise. In the event that any such determination or allocation is disputed by any taxing authority, the party receiving notice of the dispute shall promptly notify the other party hereto concerning resolution of the dispute.

                  (c) Return Filings, Refunds, Credits and Transfer Taxes

                      (i) Except with regard to Tax Returns for Straddle Periods, Seller shall prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis all Tax Returns of or including the Company and its

Subsidiaries for all Pre-Closing Periods (the "Pre-Closing Period Returns"). Seller shall pay, or cause to be paid, all Taxes with respect to the Company and its Subsidiaries shown to be due on the Pre-Closing Period Returns.

                      (ii) Buyer shall prepare, or cause to be prepared, and shall file, or cause to be filed, on a timely basis all Tax Returns with respect to the Company and its Subsidiaries for all periods ending after the Closing Date, including Tax Returns, if any, for any Straddle Period (the "Straddle Period Returns"). Buyer shall pay, or cause to be paid, all Taxes shown to be due on such Tax Returns.

                      (iii) Buyer shall provide Seller with copies of any Straddle Period Returns at least thirty (30) business days prior to the due date thereof (giving effect to any extensions thereto), accompanied by a statement calculating in reasonable detail Seller's indemnification obligation pursuant to
Section 5.8(e) hereof (the "Indemnification Statement"). Seller shall have the right to review such Straddle Period Returns and Indemnification Statement prior to the filing of such Straddle Period Returns. If Seller disputes any amounts shown due on such Tax Returns or the amount calculated in the Indemnification Statement, Seller and Buyer shall consult and resolve in good faith any issues arising as a result of the review of such Straddle Period Return and Indemnification Statement. If Seller agrees to the Indemnification Statement amount, Seller shall pay to Buyer an amount equal to the Taxes shown on the Indemnification Statement less any amounts paid by Seller or the Company on or before the Closing Date with respect to estimated taxes not -later than three
(3) business days before the due date (including any extensions thereof) for payment of Taxes with respect to such Straddle Period Return. If t he parties are unable to resolve any dispute within fifteen (15) business days after Seller's receipt of such Straddle Period Return and Indemnification Statement, such dispute shall be resolved by the [Independent Accountants], which shall resolve any issue in dispute as promptly as practicable. If the Independent Accountants are unable to make a determination with respect to any disputed issue prior to the due date (including any extensions) for the filing of the Straddle Period Return in, question, (A) Buyer shall file, or shall cause to be filed, such Straddle Period Return without such determination having been made and (B) Seller shall pay to Buyer, not later than three days before the due date (including any extensions thereof) for the payment of Taxes with respect to such Straddle Period Return, an amount determined by Seller as the proper amount chargeable to Seller pursuant to this Section 5.8(c). Upon delivery to Seller and Buyer by the Independent Accountants of its determination, appropriate adjustments shall be made to the amount paid by Seller in accordance with the immediately preceding sentence in order to reflect the decision of the Independent Accountants. The determination by the Independent Accountants shall be final, conclusive and binding on the parties.

                      (iv) Seller and Buyer shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns (including amended returns and claims for refund), including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. Buyer and Seller recognize that Seller will need access, from time to time, after the Closing Date, to certain accounting and tax records and information held by the Company to the extent such records and information pertain to events occurring prior to the Closing Date; therefore, Buyer agrees that from and after the Closing Date Buyer shall, and shall cause the Company to, (A) retain and maintain such records until such time as Seller determines that such retention and maintenance is no longer necessary and (B) allow Seller and its agents and representatives (and agents and representatives of its affiliates), to inspect, review and make copies of such records as Seller may deem necessary or appropriate from time to time.

                      (v) For a period of seven (7) years from the Closing Date, Buyer shall not, and shall cause the Company not to, dispose of or destroy any of the business records and files of the Company relating to Taxes in existence on the Closing Date without first offering to turn over possession thereof to Seller by written notice to Seller at least thirty (30) days prior to the proposed date of such disposition or destruction.

                      (vi) Any refunds and credits of Taxes of the Company and its Subsidiaries or similar benefit (including any interest or similar benefit) received from or credited thereon by the applicable tax authority with respect to (A) any taxable period ending on or before the Closing Date or (B) Taxes for which the Seller has indemnified the Buyer under the Agreement, shall be for the account of Seller, and if received or utilized by Buyer or the Company, shall be paid to Seller within five (5) business days after Buyer or the Company receives such refund or utilizes such credit. Except as provided in the next sentence, any refunds or credits of the Company with respect to any Straddle Period shall be apportioned between Seller and Buyer on the basis of an interim closing of the books. In the case of a refund or credit attributable to any Taxes that are imposed on a periodic basis and are attributable to the Straddle Period, other at than Taxes based upon or related to gross or net income or receipts, the refund or credit of such Taxes of the Company for the Pre-Closing Period shall be deemed to be the amount of such refund or credit for the Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period. Buyer shall not carry back any tax losses, credits or other tax benefits attributable to the operations of the Company and its Subsidiaries after the Closing Date.

                      (vii) Notwithstanding any other provisions of this Agreement to the contrary, all sales, use, transfer, stamp, duties, recording and similar Taxes incurred in connection with the transactions contemplated by this Agreement shall be shared equally by Seller and Buyer, and Seller shall, at its own expense, accurately file or cause to be filed all necessary Tax Returns and other documentation with respect to such Taxes and timely pay all, such Taxes. If required by applicable law, Buyer will join in the execution of any such Tax Returns or such other documentation.

                  (d) Elections. Buyer shall not, and shall cause the Company not to, make, amend or revoke any Tax election if such action would adversely affect Seller or any person (other than the Company and its Subsidiaries) as to whom or with whom Seller has filed a consolidated return with respect to any, taxable period ending on or before the Closing Date or for the Pre-Closing Period or any Tax refund with respect thereto.

                  (e) Tax Indemnification.

                      (i) Buyer shall indemnify, defend and hold harmless Seller and its affiliates; at any time after the Closing, from and against (A) any liability for Taxes of the Company and its Subsidiaries for any taxable period ending after the Closing Date except for Straddle Periods, in which case Buyer's indemnity will cover only that portion of any such Taxes that is not attributable to the Pre-Closing Period; (B) all costs and expenses (including reasonable attorneys and accountants fees) attributable to any contest or dispute involving the foregoing; and (C) Taxes arising out of any action taken by the Company or any of its Subsidiaries on the Closing Date after the Closing, other than actions contemplated by this Agreement or actions taken in the ordinary course of business.

                      (ii) Seller shall indemnify, defend and hold harmless Buyer and its affiliates, at any time after the Closing, from and against any liability for Taxes, regardless of whether any such liability or potential liability has been disclosed to Buyer, of the Company and its Subsidiaries (including, without limitation, liability for Taxes of any person other than any of the Company and its Subsidiaries: (i) under Reg. Section 1. 1502-6 (or any similar provision of Law), (ii) as a transferee or successor, (iii) by Contract, or (iv) otherwise) except as provided in Section 5.8(c)(vii) hereof, for the Pre-Closing Period, including any Straddle Period.

                      (iii) In determining the responsibility of Seller and Buyer for Taxes attributable to any Straddle Period, Taxes based upon or related to gross or net income or receipts shall be apportioned on the basis of an interim closing of the Company's books as of the Closing Date, and all other Taxes shall be prorated on a daily basis.

                      (iv) If a claim for Taxes shall be made by any taxing authority in writing, which, if successful, might result in an indemnity payment pursuant to this Section 5.8, the party seeking indemnification (the "Tax Indemnified Party") shall promptly notify the other party (the "Tax Indemnifying Party") in writing of such claim (a "Tax Claim") within a reasonably sufficient period of time to allow the Tax Indemnifying Party effectively to contest such Tax Claim, and. in reasonable detail to apprise the Tax Indemnifying Party of the nature of the Tax Claim, and provide copies of all correspondence and documents received by it from the relevant taxing authority. Failure to give prompt notice of a Tax Claim hereunder shall affect the Tax Indemnifying Party's obligation under this Section to the extent that the Tax Indemnifying Party is prejudiced by such failure to give prompt notice.

                      (v) With respect to any Tax Claim which might result in an indemnity payment to Buyer pursuant to this Section 5.8(e) (including, without limitation, Taxes of the Company for a Straddle Period), Seller shall control all proceedings taken in connection with such Tax Claim and, without limiting the foregoing, may in its sole discretion and at its sole- expense pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest such Tax Claim. Buyer shall not under any circumstances settle or otherwise compromise any Tax Claim referred to in the preceding sentence without Seller's prior written consent. Notwithstanding anything in the foregoing to the contrary, Seller shall not settle any Tax Claim in a manner which would adversely affect the Company and its Subsidiaries after the Closing Date without the prior written consent of the Buyer, which consent shall not unreasonably be withheld. In connection with any proceeding taken in connection with such Tax Claim, (A) Seller shall keep Buyer informed of all material developments and events relating to such Tax Claim if involving a material liability for Taxes and (B) Buyer shall have the right, at its sole expense, to participate in any such proceedings. Buyer shall cooperate with Seller in contesting such Tax Claim (without charge to Seller), which cooperation shall include, without limitation, the retention and the provision to Seller of records and information which are reasonably relevant to such Tax Claim, and making employees available to Seller to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim, provided that no charges shall be incurred by Seller for the services of such employees.

                      (vi) With respect to any Tax Claim not described in
Section 5.8(e)(v) hereof which might result in an indemnity payment to Seller pursuant hereto, Buyer shall control all proceedings in accordance with provisions that are parallel to those in Section 5.8(e) hereof.

                  (f) Tax Sharing Agreements. Any tax sharing agreement between Seller and any of the Company and its Subsidiaries is terminated as of the Closing Date and will have no further effect for any taxable year (whether the current year, a future year, or a past year).
     Section 5.9 Proceedings. Seller shall promptly notify Buyer of any Proceedings which, after the date hereof, are threatened or commenced against the Seller, Company or any Subsidiary against any officer, director, employee, consultant or agent with respect to the affairs of the Company or any Subsidiary, which if adversely determined could reasonably be expected to have a Material Adverse Effect.

     Section 5.10 Continued Effectiveness of Representations and Warranties of Corporation. Seller will use its commercially reasonable efforts to cause the Company and its Subsidiaries to conduct the business of the Company and the Subsidiaries in such a manner so that the representations and warranties contained in Article III herein shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date, and Buyer shall promptly be given notice of any event, condition or circumstance occurring from the date hereof through the Closing Date which would cause any of such representations and warranties to become untrue in any material respect.

         Section 5.11 No Shopping. The Seller shall not, nor shall any Seller allow the Company or any Subsidiary to, directly or indirectly, through any director, officer, employee, agent or otherwise, solicit, initiate or encourage submission of proposals or offers from any person relating, directly or indirectly, to any acquisition of all or substantially all of the assets or capital stock of the Company or any Subsidiary or participate in any negotiation regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to or seek, directly or indirectly, to acquire all or substantially all of the assets or capital stock of the Company or any Subsidiary of the Company. The Seller shall promptly notify NCO if any such proposal or offer, or any inquiry or contact with any Person with respect thereto, is made.

     Section 5.12 Hart-Scott-Rodino Filings. As promptly as practicable after the date of this Agreement, Buyer and Seller shall make all filings under the H-S-R Act which are required in connection with the transactions contemplated by this Agreement. Each party shall cooperate with the other party in connection with the other party's filings under the H-S-R Act including, without limitation, providing all information reasonably requested by each party to the other and taking all reasonable actions to cause the early termination of all applicable waiting periods.

     Section 5.13 Releases. Seller shall, at its sole expense, use its commercially reasonable efforts to obtain the release of the Company and each of its Subsidiaries from all guarantees and sureties (other than those in the ordinary course of the Company's business) listed on Section 3.15 of the Disclosure Schedule, including without limitation, those arising under the Credit Agreement dated February 13, 1998 among, inter alia, Seller, DLJ Capital Funding and Wachovia Bank, N.A. ("Credit Agreement"), and the Indenture dated February 20, 1998 by Seller and its subsidiaries ("Indenture"), and from all Encumbrances including applicable UCC-3 Releases (collectively, the "Releases"). Seller shall take or cause to be taken such action, including without limitation, providing such certificates, notices, agreements or instruments and applying the proceeds of the sale of the Shares, as are required of the Seller or the Company under the Credit Agreement and the Indenture to obtain the applicable Releases thereunder. Buyer and Seller shall use their respective commercially reasonable efforts to obtain the release of Seller from guarantees under the Leases; provided, however, that Buyer shall not be required to provide any guaranty or suretyship for any Leases.

                                   ARTICLE VI
                    CONDITIONS TO OBLIGATIONS OF THE PARTIES

     Section 6.1 Conditions to Each Party's Obligation. The respective obligation of each party to consummate the transactions contemplated herein is subject to the satisfaction at or prior to the Closing of the following conditions:

                  (a) No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the transactions contemplated hereby;

                  (b) There shall not be in effect any Judgment of any court of competent jurisdiction enjoining the consummation of the transactions contemplated hereby;

                  (c) There shall not be any Proceeding instituted, pending or threatened by any governmental or other regulatory or administrative agency or commission or any person which seeks to enjoin or otherwise prevent, or which seeks material monetary penalties as a result of, consummation of the transactions contemplated hereby; and

                  (d) Any waiting periods applicable to the transactions contemplated by this Agreement under applicable U.S. antitrust or trade regulation laws and regulations, including, without limitation, under the H-S-R Act shall have expired or been terminated.

     Section 6.2 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated hereby are further subject to the satisfaction (or waiver) at or prior to the Closing of the following conditions:

                  (a) Each representation and warranty made by Buyer in Article IV of this Agreement shall be true and correct (a) in all material respects with respect to representations and warranties which are not modified by materiality and (b) in all respects with respect to representations and warranties which are modified by materiality, in either case, on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date except for those representations and warranties made as of a specified date which shall continue to be true and correct as of such date and except for changes permitted or contemplated hereby.

                  (b) Buyer shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof; and

                  (c) Buyer shall have delivered to Seller or its affiliates those items set forth in Section 1.5 hereof.

     Notwithstanding the failure of any one or more of the foregoing conditions, the Seller may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions. To the extent that on or before the third day prior to the Closing Buyer delivers to Seller a written notice, prepared in good faith, specifying in reasonable detail the failure of such condition or the breach by Buyer of any of the representations or warranties of Buyer herein and Seller nevertheless proceeds with the Closing, Seller shall be deemed to have waived for all purposes any rights or remedies it may have against Buyer by reason of the failure of any such condition or the breach of any such representation or warranty to the extent described in such notice.

     Section 6.3 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby are further subject to the satisfaction (or waiver) at or prior to the Closing of the following conditions:

                  (a) Each representation and warranty made by Seller in this Agreement shall be true and correct (a) in all material respects with respect to representations and warranties which are not modified by materiality and (b) in all respects with respect to representations and warranties which are modified by materiality, in either case, on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date except for those representations and warranties made as of a specified date which shall continue to be true and correct as of such date and except for changes permitted or contemplated hereby.

                  (b) Seller shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof;

                  (c) All Material Consents shall have been obtained and remain in full force and effect;

                  (d) Since the date of the Agreement, there shall have been no change in the business, results of operations or financial condition of the Company that, individually or in the aggregate had or would have a Material Adverse Effect;

                  (e) The Service Contracts shall have been entered into and remain in full force and effect;

                  (f) The Shares and the capital stock of the Subsidiaries shall be free and clear of any Encumbrance.

                  (g) Seller or its affiliates shall have delivered to Buyer those items set forth in Section 1.4 hereof.

     Notwithstanding the failure of any one or more of the foregoing conditions, Buyer may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions. To the extent that on or before the third day prior to the Closing Seller delivers to Buyer a written notice, prepared in good faith, specifying in reasonable detail the failure of such condition or the breach by Seller of any of the representations or warranties of Seller herein and Buyer nevertheless proceeds with the Closing, Buyer shall be deemed to have waived for all purposes any rights or remedies it may have against Seller by reason of the failure of any such condition or the breach of any such representation or warranty to the extent described in such notice.

                                  ARTICLE VII
                         TERMINATION, AMENDMENT; WAIVER

     Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

                  (a) At any time, by, mutual written consent of Seller and Buyer;

                  (b) By Buyer or Seller if any court of competent jurisdiction in the United States or any United States governmental body shall have issued a final and non-appealable order, decree, or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided that no party hereto affiliated with the person who brought the action seeking the permanent enjoinment of the transactions contemplated hereby may seek termination of this Agreement pursuant to this
Section 7.1(b);

                  (c) If the transactions contemplated hereby or any of the conditions to Closing hereunder become impossible to perform or obtain, as applicable, provided that no party hereto who caused such impossibility may seek termination of this Agreement pursuant to this Section 7.1(c);

                  (d) in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement which (i) results in the failure of a condition set forth in Article VI and (ii) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement);

                  (e) At any time on or after December 31, 1998, by either Seller, on the one hand, or Buyer, on the other hand, if the Closing shall not have occurred on or prior to such date (or such later date as Seller and Buyer shall have agreed in writing), provided that no party hereto may seek termination of this Agreement pursuant to this Section 7.1(e) if such party is in material breach of the Agreement.

     Section 7.2 Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 7.1 hereof, written notice thereof shall forthwith be given by the parties so terminating to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by Seller, on the one hand, or Buyer, on the other hand. If this Agreement is terminated pursuant to Section 7.1 hereof:

                  (a) Each party shall redeliver all documents, work papers and other materials of the other parties relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same, and all confidential information received by any party hereto with respect to the other party shall be treated in accordance with the Confidentiality Agreement and Section 5.2(b) hereof;

                  (b) All filings, applications and other submissions made pursuant hereto shall, at the option of Seller, and to the extent practicable, be withdrawn from the agency or other person to which made; and

                  (c) There shall be no liability or obligation hereunder on the part of Seller or Buyer or any of their respective directors, officers, employees, affiliates, controlling persons, agents or representatives, except that Seller or Buyer, as the case may be, may have liability to the other party if the basis of termination is a willful, material breach by Seller or Buyer, as the case may be, of one or more of the provisions of this Agreement, and except that the obligations provided for in Sections 7.2(a), 7.2(b) and 10.1 hereof shall survive any such termination.

     Section 7.3 Amendment, Modification and Waiver. This Agreement may be amended, modified or supplemented at any time by written agreement of Seller and Buyer. Any failure of Seller or Buyer to comply with any term or provision of this Agreement may be waived, with respect to Buyer, by Seller and, with respect to Seller, by Buyer, by an instrument in writing signed by or on behalf of the appropriate party, but such waiver or failure to insist upon strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

                                  ARTICLE VIII
                  SURVIVAL OF REPRESENTATIONS: INDEMNIFICATION

     Section 8.1 Survival of Representations and Warranties. Unless otherwise provided herein, the representations and warranties of Seller and Buyer, made in Articles III and IV hereof, respectively, shall survive the Closing: (a) with respect to claims for indemnification not based on the assertion of liability by third parties, for a period of fifteen months after the Closing Date, or (b) with respect to claims for indemnification based on the assertion of liability by third parties, for a period of twenty-four months after the Closing Date (as applicable, the "Indemnity Period"); but except as provided in Section 7.2(c) hereof, shall not survive any termination of this Agreement pursuant to Section
7.1. The parties intend to shorten the statute of limitations and agree that no claims or causes of action may be brought against Seller or Buyer based upon, directly or indirectly, any of the representations or warranties contained in Articles III and IV hereof after the Indemnity Period except as provided in
Section 8.4(b). This Article VIII shall not limit any covenant or agreement of the parties, which contemplates performance after the Closing, including, without limitation, the covenants and agreements set forth in Sections 5.7 and
5.8 hereof.

     Section 8.2 Seller's Agreement to Indemnify. Subject to the terms and conditions set forth herein, from and after the Closing, Seller shall indemnify and hold harmless Buyer, Company and Subsidiaries and their respective directors, officers, employees, affiliates, controlling persons, agents and representatives and their successors and assigns (collectively, the "Buyer Indemnitees") from and against all liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) (collectively "Buyer Damages") arising out of or caused by, directly or indirectly, any or all of the following: (i) any misrepresentation, breach or failure of any warranty or representation made by the Seller in or pursuant to this Agreement; (ii) any failure or refusal by Seller to satisfy or perform in all material respects any covenant, term or condition of this Agreement required to be satisfied or performed by the Seller; (iii) any claim against Company under any guaranty or surety by Company of the obligations or liabilities of Seller or its subsidiaries; (iv) any claims asserted by Allegheny Health, Education and Research Foundation, Allegheny University of the Health Sciences, Allegheny University Medical Partners, Allegheny Hospitals, Centennial and Allegheny University Hospital -- East, or its agents, trustees or assigns (collectively, "Allegheny") against Buyer Indemnitees which arise from or relate to payments received by the Company or Subsidiaries from Allegheny prior to the date when Allegheny filed its petition for relief under Chapter 11 in the United States Bankruptcy Court for the Western District of Pennsylvania, Case Nos. 98-25773 through 98-25777, inclusive; and (v) any Proceeding against any Buyer Indemnitee by any person arising out of the foregoing.

     Section 8.3 Buyer's Agreement to Indemnify. Subject to the terms and conditions set forth herein, from and after the Closing, Buyer shall indemnify and hold harmless Seller, Company and Subsidiaries and their respective directors, officers, employees, affiliates, controlling persons, agents and representatives and their successors and assigns (collectively, the "Seller Indemnitees") from and against all liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) (collectively "Seller Damages") arising out of or caused by, directly or indirectly, any or all of the following: (i) any misrepresentation, breach or failure of any warranty or representation made by the Buyer in or pursuant to this Agreement; (ii) any failure or refusal by Buyer to satisfy or perform in all material respects any covenant, term or condition of this Agreement required to be satisfied or performed by the Buyer; (iii) any claim against the Seller under any guaranty of the Leases by Seller with respect to obligations or liabilities arising on or after the Closing Date; (iv) any Proceeding against any Seller Indemnitee by any person arising out of the foregoing.

     Section 8.4 General Provisions.

                  (a) Seller's obligations to indemnify the Buyer Indemnitees pursuant to Section 8.2, and Buyer's obligation to indemnify the Seller Indemnitees pursuant to Section 8.3, are subject to the following limitations:

                      (i) No indemnification shall be made by Seller or Buyer (referred to as the "Indemnitor") unless the aggregate amount of all of Buyer Damages or all of Seller Damages (Buyer Damages and Seller Damages are sometimes referred to as "Damages"), as the case may be, exceeds $1,000,000 and, in such event, indemnification shall be made by Indemnitor only to the extent Buyer Damages or Seller Damages, as the case may be, exceed $1,000,000.

                      (ii) In no event shall an Indemnitor's aggregate obligation to indemnify the Buyer Indemnitees or Seller Indemnitees, as the case may be (Buyer Indemnitees and Seller Indemnitees are sometimes referred to as "Indemnitees") exceed $15,000,000; provided, however, that any Damages arising from any indemnification matter described in Section 8.4(b) shall not be taken into account in calculating the amount of Damages for the purposes of the limitation provided by this Section 8.4(a)(ii).

                      (iii) Indemnitor shall be obligated to indemnify the Indemnitees only for those claims giving rise to Damages as to which the Indemnitees have given Indemnitor written notice thereof prior to the end of the Indemnity Period. Any written notice delivered by a Indemnitee to Indemnitor with respect to Damages shall set forth with as much specificity as is reasonably practicable the basis of the claim for Damages and, to the extent reasonably practicable, a reasonable estimate of the amount thereof.

                      (iv) Except for willful, knowing or intentional fraud, remedies that cannot be waived as a matter of law and injunctive or provisional relief, if the Closing occurs, this Article VIII shall be the exclusive remedy for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement) or otherwise in respect of the sale of the Shares contemplated hereby.

                  (b) None of the foregoing limitations in Section 8.1 or
Section 8.4 shall apply in the case of any indemnification matter involving; (i) title to the Shares; (ii) Taxes; or (iii) civil false claims act liabilities for billing and coding under Medicare and Medicaid; or (iv) covenants, agreements or obligations to be performed after Closing; (v) indemnification matters described in Section 8.2(iii), Section 8.2(iv) or Section 8.3(iii) and any related Proceeding; or (vi) Buyer's breach of the representations contained in Section 4.1.

                  (c) In determining the amount of Damages arising from breach of representations or warranties qualified by materiality or Material Adverse Effect, such qualification shall not be taken into account in determining the amount of such damages.

                  (d) The right to indemnification, payment of damages or other remedy based on representations, warranties, covenants and obligations of this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.

     Section 8.5 Third Party Indemnification. The obligations of Indemnitor to indemnify the Indemnitees under Section 8.2 or Section 8.3 hereof, as the case may be, with respect to Damages resulting from the assertion of liability by third parties (a "Claim"), will be subject to the following terms and conditions:

                  (a) Any party against whom any Claim is asserted will give Seller written notice of any such Claim promptly after learning of such Claim, and Indemnitor may at its option undertake the defense thereof by representatives of its own choosing. Failure to give prompt notice of a Claim hereunder shall not affect Indemnitor's obligations under this Section 8.5, except to the extent Indemnitor is materially prejudiced by such failure to give prompt notice. If Indemnitor, within thirty (30) days after notice of any such Claim, or such shorter period as is reasonably required, fails to assume the defense of such Claim, or does not continue to defend the Claim in good faith, the Indemnitee against whom such claim has been made will (upon further notice to Indemnitor) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk, and at the expense, of Indemnitor, subject to the right of Indemnitor to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof. If Indemnitee reasonably believes that the handling of the Defense by Indemnitor may have a material adverse affect on any Indemnitee, its business or financial condition, or its relationship with any customer, prospect, supplier, employee, salesman, consultant, agent or representative, then

Indemnitee may, at its option and expense and through counsel of its choice, assume control of the defense of such Claim, provided that Indemnitor shall be entitled to participate in the defense of such Claim at its expense and through counsel of its choice.

                  (b) Anything in this Section 8.5 to the contrary, notwithstanding, Indemnitor shall not enter into any settlement or compromise of any action, suit or proceeding or consent to the entry of any judgment (i) which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release from all liability in respect of such action, suit or proceeding or (ii) for other than monetary damages to be borne in full by Indemnitor, without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld.

                                   ARTICLE IX
                      RESTRICTIVE COVENANTS OF THE SELLERS

     Section 9.1 Certain Acknowledgments. Seller expressly acknowledges that:

                  (a) Business. The accounts receivable management business (collectively, the "Business") as currently conducted by Company and Subsidiaries involve the provision of accounts receivable collection and management services using proprietary and confidential systems and information.

     Competitive Nature of Business. The Business is highly competitive, is marketed throughout the United States and Europe and requires long sales "lead times" often exceeding one year. The Company and Subsidiaries expend substantial time and money, on an ongoing basis, to train their employees, maintain and expand their customer base, and improve and develop their products and services.

                  (b) Access to Information. During the period that Seller owned the Company and Subsidiaries, Seller had access to proprietary and confidential property, knowledge and information of the Company and Subsidiaries, which, after Closing, shall be proprietary and confidential property, knowledge and information of the Buyer; such property, knowledge and information must be kept in strict confidence to protect the Business and maintain the competitive position of the Business in the marketplace; and such property, knowledge and information would be useful to competitors of the Business for indefinite periods of time.

                  (c) Basis for Covenants. The covenants of Sections 9.2, 9.3 and 9.4 (the "Covenants") are a material part of this Agreement and are an integral part of the obligations of the Seller hereunder; the Covenants are supported by good and adequate consideration; and the Covenants are reasonable and necessary to protect the legitimate business interests of the Company and Buyer.

                  (d) Conduct of Business by Buyer. Buyer has informed Seller that after Closing, the Business will be conducted by the Buyer through the Company and the Subsidiaries and/or other subsidiaries of Buyer (collectively, the "NCO Companies").

     Section 9.2 Nondisclosure Covenants. Except with Buyer's prior written consent, Seller shall not, directly or indirectly, in any capacity, communicate, publish or otherwise disclose to any person, or use for the benefit of any person, any confidential or proprietary property, knowledge or information of the Business, no matter when or how such knowledge or information was obtained, including without limitation (a) any information concerning the conduct and details of the Company's or the Subsidiaries' businesses; (b) the identity of customers and prospects, their specific requirements, and the names, addresses and telephone numbers of individual contacts at customers and prospects; (c) prices, renewal dates and other detailed terms of customer and supplier Contracts and proposals; (d) pricing policies, marketing and sales strategies, methods of delivering products and services, and products and service development projects and strategies; (e) employment and payroll records; (f) forecasts, budgets and other nonpublic financial information; and (g) expansion plans, management policies, methods of operation, and other business strategies and policies.

     Section 9.3 Noncompetition Covenants. During the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, except with the Buyer's prior written consent, Seller shall not, directly or indirectly, in any capacity, at any location worldwide:

                  (a) Solicitation Restrictions. Communicate with or solicit any person who is or during such period becomes a customer, prospect, supplier, employee, salesman, agent or representative of, or a consultant to the Business, in any manner which interferes with such person's relationship with the Business, or in an effort to obtain any such person as a customer, employee, salesman, agent or representative of, or a consultant to, any other person that conducts a business competitive with or similar to all or any part of the Business.

                  (b) Competing Business Restrictions. Establish, own, manage, operate, finance or control, or participate in the establishment, ownership, management, operation, financing or control of, or be a director, officer, employee, salesman, agent or representative of, or be a consultant to, any person that conducts a business competitive with or similar to all or any part of the Business.

     Section 9.4 Nonsolicitation. During the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, Seller shall not, directly or indirectly, solicit (other than a general public solicitation) any of the employees of the Business who were employed by the Business prior to the Closing Date to become employees or independent contractors of Seller or any of its subsidiaries.

     Section 9.5 Certain Exclusions. Confidential and proprietary property, knowledge and information of the Business shall not include any information that is now known by or readily available to the general public, nor shall it include any information that in the future becomes known by or readily available to the general public other than as a result of any breach of the Covenants of this Agreement. If Seller is required to disclose proprietary information to any court, administrative agency or governmental authority or else stand liable for contempt or other penalty and Seller notifies Buyer as soon as possible so that Buyer may seek a protective order or other relief, then, in the absence of such protective order or other relief, Seller may disclose such proprietary information without liability under this Agreement. Nothing in Article IX shall prohibit Seller from conducting any business (other than the Business) being conducted by Seller on the date hereof. The ownership by Seller of not more than five percent (5%) of the outstanding securities of any public company shall not, by itself, constitute a breach of the Covenants of Section 9.3, even if such public company competes with the Business. The acquisition by Seller of the stock or assets of any person or entity (an "Acquired Business") which conducts a business competitive with the Business shall not, by itself, constitute a breach of the Covenants of Section
9.3 (i) if less than 10% of the gross revenues of such Acquired Business are derived from business competitive with the Business, or (ii) if 10% or more of the gross revenues of such Acquired Business are derived from business competitive with the Business and Seller disposes of such competitive business as soon as practicable after the acquisition of the Acquired Business by Seller. Seller hereby agrees to notify Buyer in a timely fashion so as to permit Buyer, at its option, to bid on or offer to purchase any competitive business to be disposed of by Seller pursuant to the preceding sentence. CDI is a wholly-owned subsidiary of Seller. A division of CDI doing business as "Nationwide Credit" is performing collection services in the State of Michigan as part of a physician practice service management company. The continued ownership and operation of CDI by the Seller, and the licensing of CDI as a collection agency in the State of Michigan, will not constitute a breach of the Covenants of Section 9.3 if the third party account collections activity engaged in by CDI is limited to the State of Michigan and is offered only as an integrated part of CDI's practice management services to physicians and practices within the State of Michigan who are existing clients of CDI. Seller shall license CDI as a collection agency in the State of Michigan as soon as reasonably practicable. Pending the granting of such license, AssetCare shall provide collection services to the billing clients of CDI under the Collection Services contract to be entered into pursuant to
Section 2.6. In the event that Seller desires to sell on a stand alone basis, or have a third party provide, the third party collection services conducted by CDI, Seller shall provide written notice thereof to Buyer and shall give Buyer the right for a period of sixty (60) days after such notice to make an offer to purchase such business and assets or provide such services.

     Section 9.6 Enforcement of Covenants. Seller expressly acknowledges that it would be extremely difficult to measure the damages that might result from any breach of the Covenants, and that any breach of the Covenants will result in irreparable injury to the Business for which money damages could not adequately compensate. If a breach of the Covenants occurs, then the NCO Companies shall be entitled, in addition to all other rights and remedies that they may have at law or in equity, to seek an injunction issued by any competent court enjoining and restraining the Seller and all other persons involved therein from continuing such breach.

         Section 9.7 Scope of Covenants. If any Covenant, or any part thereof, or the application thereof, is construed to be invalid, illegal or unenforceable, then the other Covenants, or the other portions of such Covenant, or the application thereof, shall not be affected thereby and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable because of its scope, duration, geographical area or other factor, then the court making such

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

determination shall have the power to reduce or limit such scope, duration, area or other factor, and such Covenant shall then be enforceable in its reduced or limited form.

                                    ARTICLE X
                                  MISCELLANEOUS

     Section 10.1 Fees and Expenses. Whether or not the transactions contemplated herein are consummated pursuant hereto, except as otherwise provided herein, each of Seller and Buyer shall pay all fees and expenses incurred by, or on behalf of, such party, and Seller shall pay all fees and expenses incurred by or on behalf of Company and Subsidiary in connection with, or in anticipation of, this Agreement and the consummation of the transactions contemplated hereby. Each of Seller and Buyer shall indemnify and hold harmless the other party from and against any and all claims or liabilities for financial advisory and finders' fees incurred by reason of any action taken by such party or otherwise arising out of the transactions contemplated by this Agreement by any person claiming to have been engaged by such party.

     Section 10.2 Further Assurances. From time to time after the Closing Date, at the request of another party hereto and at the expense of the party so requesting, each of the parties hereto shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

     Section 10.3 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight delivery service. Notices shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for such party as shall be specified by notice given hereunder):

     If to Buyer, to:

           NCO Group, Inc.
           515 Pennsylvania Avenue
           Fort Washington, PA 19034
           Telephone No.: 215-793-9300
           Fax No.:  215-793-2929
           Attention:  Joshua Gindin, Esquire


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

     with a copy to:

           Blank Rome Comisky & McCauley LLP
           One Logan Square
           Philadelphia, PA 19103
           Telephone No.: 215-569-5500
           Fax No.: 215-569-5555
           Attention: Francis E. Dehel, Esquire

     If to Seller, to:

           Medaphis Corporation
           2840 Mt. Wilkinson Parkway
           Suite 300
           Atlanta, GA  30339
           Attention: General Counsel

     with a copy to:

           Skadden, Arps, Slate, Meagher & Flom (Illinois)
           333 West Wacker Drive
           Chicago, IL   60606-1285
           Fax No.:  (312) 407-0411
           Attention:   Lynn Hiestand, Esquire

All such notices, requests, demands, waivers and, communications shall be deemed received upon (i) actual receipt thereof by the addressee, (ii) actual delivery thereof to the appropriate address or (iii) in the case of a facsimile transmission, upon transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice have been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above. However, such mailing shall in no way alter the time at which the facsimile notice is deemed received.

     Section 10.4 Severability. Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which remaining provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and enforced to the fullest extent permitted by law.

     Section 10.5 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including, without limitation, by operation of law, by any party hereto without the prior written consent of the other parties hereto provided, however, that Buyer shall have the right to assign its rights (but not its obligations) under this Agreement to a wholly-owned subsidiary of Buyer.

     Section 10.6 No Third Party Beneficiaries. This Agreement is solely for the benefit of Seller, and its successors and permitted assigns, with respect to the obligations of Buyer under this Agreement, and for the benefit of Buyer, and its respective successors and permitted assigns, with respect to the obligations of Seller, under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim liability, reimbursement, cause of action or other right.

     Section 10.7 Interpretation.

                  (a) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

                  (b) As used in this Agreement, the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

                  (c) As used in this Agreement, the term "affiliate" shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

                  (d) In view of the fact that each of the parties hereto has been represented by their own counsel and this Agreement has been fully negotiated by all parties, the legal principle that ambiguities in a document are construed against the draftsperson of that document shall not apply to this Agreement.

     Section 10.8 Jurisdiction and Consent to Service. Without limiting the jurisdiction or venue of any other court, each of Seller and Buyer (a) agrees that any suit, action or proceeding arising out of or relating to this Agreement may be brought solely in the state or Federal courts of the District of Delaware; (b) consents to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to or arising out of this Agreement; (c) waives any objection which it may have to the laying of venue in -any such suit, action or proceeding in any such court; and (d) agrees that service of any court paper may be made in such manner as may be provided under applicable laws or court rules governing service of process.

     Section 10.9 Entire Agreement. Except for this Agreement, the Confidentiality Agreement, the Disclosure Schedule, and the Exhibits and other documents referred to herein or delivered


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


pursuant hereto which form a part hereof constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof, including without limitation the Stock Purchase Agreement between the parties dated as of October 15, 1998.

     Section 10.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

     Section 10.11 Specific Performance. The parties agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

     Section 10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                              * * * * * * * * * *

                        (signatures appear on next page)

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                             MEDAPHIS CORPORATION



                                             By: /s/ RANDOLPH L.M. HUTTO
                                                 ------------------------------
                                                 Name: RANDOLPH L.M. HUTTO
                                                 Title: EXECUTIVE VICE PRESIDENT


                                             NCO GROUP, INC.



                                             By: /s/ MICHAEL J. BARRIST
                                                 ------------------------------
                                                 Name: MICHAEL J. BARRIST
                                                 Title: PRESIDENT AND CEO



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